Exhibit 2.2

FIRST AMENDMENT AND ADDENDUM TO THE

AGREEMENT AND PLAN OF MERGER

Dated as of April 26, 2023

This First Amendment and Addendum to the Agreement and Plan of Merger (this “Amendment”) is made and entered into as of the date first set forth above (the “Amendment Date”) by and among (i) Pono Capital Two, Inc., a company incorporated in Delaware (together with its successors, the “Purchaser”), (ii) Pono Two Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), (iii) Mehana Capital LLC, a Delaware limited liability company, in the capacity as the representative from and after the Effective Time (as defined below) for the stockholders of the Purchaser (other than the Company Security Holders (as defined below) as of immediately prior to the Effective Time and their successors and assignees) in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”), (iv) Yoshiyuki Aikawa, in the capacity as the representative from and after the Effective Time for the Company Security Holders (as defined below) as of immediately prior to the Effective Time in accordance with the terms and conditions of this Agreement (the “Seller Representative”), and (v) SBC Medical Group Holdings Incorporated, a Delaware corporation (the “Company”). The Purchaser, Merger Sub, the Purchaser Representative, the Seller Representative and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

WHEREAS the Parties are all of the Parties to that certain Agreement and Plan of Merger dated as of January 31, 2023 (as may be amended, modified or supplemented from time to time, the “Merger Agreement”); and

WHEREAS, the Parties now desire to amend and addend the Merger Agreement to (i) revise the timing of the issuance of the Sponsor Shares to the Sponsor or its designees, (ii) revise the timing of the Confirmation Period for diligence, (iii) revise certain obligations of the Company and the Purchaser regarding payment of certain extension expenses, and (iv) include certain provisions regarding an investment by an Affiliate of the Company in the equity of Mehana Capital LLC;

NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

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2.	Amendment. Pursuant to the provisions of Section 10.08 of the Merger Agreement, the Merger Agreement is hereby amended as follows:

(a)	Section 5.22 of the Merger Agreement is hereby amended and restated in its entirety to provide as follows:

Sponsor Issuance. The Company and Purchaser agree that the Purchaser shall issue to the Sponsor One Million Two Hundred Thousand (1,200,000) shares of the Purchaser Class A Common Stock for no additional consideration (the “Sponsor Shares”). The Sponsor Shares shall be issued on the date that is the earlier of (a) the six (6) month anniversary of the Closing or (b) the expiration of the “Founder Shares Lock-up Period” (as defined in the Insider Letter), provided, however, that the Sponsor in its sole discretion may direct the Purchaser to issue all or a portion of the Sponsor Shares on such earlier or later date as it shall determine (which date shall not be earlier than the Closing). The Sponsor Shares shall be fully registered on the date of such grant except that, in the event that any portion of the Sponsor Shares are issued at the Closing, the Purchaser shall register such shares promptly thereafter in accordance with the terms of the Registration Rights Agreement.

(b)	Section 5.24(b) of the Merger Agreement is hereby amended and restated in its entirety to provide as follows:

By May 31, 2023 (the period between the Agreement Date and such date, the “Confirmation Period”), the Purchaser shall complete its due diligence review of the Company and the Target Companies and the Medical Corporations.

(c)	Section 8.03 of the Merger Agreement is hereby amended and restated in its entirety to provide as follows:

Fees and Expenses. The Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Surviving Corporation after the Closing; provided, however, that subject to Section 9.01 and Section 5.19, in the event the Closing does not occur, Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, except, as set forth in the final sentence of Section 5.09(a), any filing fees (or similar fees) with respect to applicable Consents of Governmental Authorities shall be paid by the Purchaser. The Parties acknowledge and agree that any Extension Expenses shall be paid by the Purchaser. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement.

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3.	Investment by the Company. Subject to the terms and conditions herein, and subject to agreement on and execution of the Investment Documents (as defined below), the Company agrees to purchase or to cause one of its Affiliates to purchase equity in Mehana Capital LLC in the amount of One Million Dollars ($1,000,000) (the “SBC Investment”). Following the Amendment Date, the Parties shall reasonably cooperate to agree on the definitive documentation related to the SBC Investment (the “Investment Documents”), and shall use their commercially reasonable efforts to come to such agreement and execute such Investment Documents by May 5, 2023, provided that the Parties acknowledge and agree that the Investment Documents shall provide that payment for the SBC Investment is to be paid on or before May 15, 2023. In the event that the Investment Documents are not agreed and executed by May 5, 2023, then, for a period of two Business Days thereafter, (i) the Company shall have the right, in its sole discretion, to terminate the Merger Agreement by dispatch to the Purchaser of a notice of such election and termination which notice and termination shall be deemed effective upon dispatch; and (ii) the Purchaser shall have the right, in its sole discretion, to terminate the Merger Agreement by dispatch to the Company of a notice of such election and termination, which notice and termination shall be deemed effective upon dispatch. In the event that the Investment Documents are agreed upon and executed by all parties by May 5, 2023, but thereafter payment for the SBC Investment is not received by the Purchaser or Mehana Capital LLC, as applicable, on or before May 15, 2023, then, for a period of two Business Days thereafter, the Purchaser shall have the right, in its sole discretion, to terminate the Merger Agreement by dispatch to the Company of a notice of such election and termination, which notice and termination shall be deemed effective upon dispatch. To the extent required to give effect hereto, this Section 3 of this Amendment shall be deemed to be an amendment to Section 8.01 and Section 8.02 of the Merger Agreement and shall be an additional method of termination of the Merger Agreement pursuant to Section 8.01 of the Merger Agreement.

4.	Effect of Amendment; Full Force and Effect. This Amendment shall form a part of the Merger Agreement for all purposes, and each Party shall be bound hereby and this Amendment and the Merger Agreement shall be read and interpreted as one combined instrument. From and after the Amendment Date, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment. Except as herein expressly amended or otherwise provided herein, each and every term, condition, warranty and provision of the Merger Agreement shall remain in full force and effect, and such are hereby ratified, confirmed and approved by the Parties.

5.	Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof.

6.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by electronic means, including DocuSign, Adobe Sign or other similar e-signature services, e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Amendment.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the Amendment Date.

PONO CAPITAL TWO, INC.

By:	/s/ Darryl Nakamoto
Name:	Darryl Nakamoto
Title:	Chief Executive Officer

Mehana Capital LLC

By:	/s/ Dustin Shindo
Name:	Dustin Shindo
Its:	Manager

PONO TWO MERGER SUB, INC.

By:	/s/ Darryl Nakamoto
Name:	Darryl Nakamoto
Title:	Chief Executive Officer

SBC MEDICAL GROUP HOLDINGS INCORPORATED

By:	/s/ Yoshiyuki Aikawa
Name:	Yoshiyuki Aikawa
Title:	Chief Executive Officer

/s/ Yoshiyuki Aikawa
YOSHIYUKI AIKAWA

[Signature Page to First Amendment and Addendum to Agreement and Plan of Merger]